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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                              Advanta Corporation
                               (Name of Issuer)

                     Class A Common Stock, $.01 Par Value
                        (Title of Class of Securities)

                                   00794210
                                (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 7 Pages
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  CUSIP NO. 00794210                    13G                PAGE 2 OF 7 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820584

        Wanger Asset Management, L.P.

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            964,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            964,000

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        964,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
11
        2.18%

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      TYPE OF REPORTING PERSON*
12
        IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00794210                    13G                PAGE 3 OF 7 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

        Wanger Asset Management, Ltd.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            964,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            964,000

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        964,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        2.18%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00794210                    13G                PAGE 4 OF 7 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

        Ralph Wanger

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            964,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            964,000

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        964,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        2.18%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Page 5 of 7 Pages

Item 1(a)    Name of Issuer:  Advanta Corporation

Item 1(b)    Address of Issuer's Principal Executive Offices:
             650 Naamans Road
             Brandywine Corporate Center
             Claymont, Delaware 19703

Item 2(a)    Name of Person Filing:
             Wanger Asset Management, L.P. ("WAM");
             Wanger Asset Management, Ltd., the sole general partner of WAM ("WAM LTD.");
             Ralph Wanger ("Wanger")

Item 2(b)    Address of Principal Business Office:
             WAM, WAM LTD. and Wanger are all located at:
             227 West Monroe Street, Suite 3000
             Chicago, Illinois 60606

Item 2(c)    Citizenship:
             WAM is a Delaware limited partnership.
             WAM LTD. is a Delaware corporation.
             Wanger is a U.S. citizen.

Item 2(d)    Title of Class of Securities:
             Class A Common Stock, $.01 Par Value

Item 2(e)    CUSIP Number:  00794210

Item 3       Type of Person:
             (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940;
                  WAM LTD. is the General Partner of the Investment Adviser; Wanger is the principal stockholder of the General Partner.

Item 4       Ownership (at December 31, 1996):

             (a)  Amount owned "beneficially" within the
                  meaning of rule 13d-3:
                  964,000 shares

             (b) Percent of class: 2.18% (based on 44,300,000 shares outstanding)

             (c)  Number of shares as to which such person has:
                  (i)     sole power to vote or to direct the vote:
                          none
                  (ii)    shared power to vote or to direct the vote:
                          964,000
                  (iii) sole power to dispose or to direct the disposition of: none
                  (iv)    shared power to dispose or to direct
                          disposition of:  964,000

                  WAM serves as investment adviser to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"). Various of WAM's limited partners and employees are also officers and trustees of the Trust, but WAM does not consider the Trust to be controlled by such persons. Although the Trust is not controlled by WAM, pursuant to rule 13d-3(a) the 767,000 shares beneficially owned by the Trust, with respect to which the Trust has delegated to WAM shared voting power and shared dispositive power, are considered to be shares beneficially owned by WAM by reason of such delegated powers. In addition to the shares beneficially owned by the Trust, other clients other clients of WAM may own shares which are not included in the aggregate number of shares reported herein because WAM does not have or share voting or investment power over those shares.
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Page 6 of 7 Pages

Item 5        Ownership of Five Percent or Less of a Class:
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
              The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                 Not applicable

Item 8        Identification and Classification of Members of the Group:
                 Not applicable

Item 9        Notice of Dissolution of Group:
                 Not applicable

Item 10       Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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Page 7 of 7 Pages

                                   Signature

  After reasonable inquiry and to the best of my knowledge and belief, Icertify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997

            The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the shares reported herein.

                  WANGER ASSET MANAGEMENT, LTD., for
                   itself and as general partner of
                   WANGER ASSET MANAGEMENT, L.P.

                  By: /s/ Bruce H. Lauer
                     ------------------------
                      Bruce H. Lauer
                      Vice President

            The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule in connection with his beneficial ownership of the shares reported herein.

                  RALPH WANGER

                  /s/ Ralph Wanger
                  ---------------------------